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                                                                     EXHIBIT 2.4


               CLOSING DATE AMENDMENT TO AGREEMENT FOR PURCHASE OF
                        REAL ESTATE AND RELATED PROPERTY

                THIS CLOSING DATE AMENDMENT TO AGREEMENT FOR PURCHASE OF REAL ESTATE AND RELATED PROPERTY (this "Amendment") is made and entered into as of the 21st day of September, 2001, by and between New Plan Excel Realty Trust, Inc. ("Seller"), a Maryland corporation having offices at 1120 Avenue of the Americas, New York, New York 10036 and Coolidge-Koenmen LLC ("Purchaser"), a Delaware limited liability company having offices at c/o Houlihan-Parnes Realtors, LLC, One West Red Oak Lane, White Plains, New York 10604.

                                    RECITALS

                A. Seller and Purchaser have entered into that certain Agreement for Purchase of Real Estate and Related Property dated as of May 10, 2001 (as amended, the "Purchase Agreement").

                B. The parties hereto desire to modify certain terms of the Purchase Agreement.

                NOW THEREFORE, in consideration of the terms, covenants and conditions contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.      REALLOCATION OF PURCHASE PRICE AND RELEASE PRICES

                Exhibit A to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

2.      TRANSFER TAXES

                Notwithstanding anything to the contrary contained in Section 5(D) of the Purchase Agreement, (i) Purchaser and Seller shall split equally any and all real estate excise or transfer taxes (or reimburse the other if applicable) incurred in connection with the transfer of the Properties or the Interests at Closing based on the Allocated Purchase Price set forth in the Purchase Agreement prior to this Amendment for each Property that is closed upon and (ii) Purchaser shall pay any and all real estate excise or transfer taxes (or reimburse Seller if applicable) incurred in connection with the transfer of the Properties or the Interests at Closing which directly resulted from the reallocation of the Purchase Price set forth on Exhibit A to this Amendment or as a result of doing a fee transfer for Woodbridge Apartments. The provisions of this Paragraph shall survive the Closing or any earlier termination of the Purchase Agreement.

3.      MEZZANINE FINANCING

                (A) The letter of credit option has been chosen by Purchaser pursuant to Section 16 of the Purchase Agreement. Notwithstanding anything to the contrary contained in such Section 16, the aggregate amount of the letter(s) of credit to be provided by Seller under the Mezzanine Loan Documents may be reduced to an amount less than $35,000,000, so long as


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Purchaser's monetary obligations to Seller under the Mezzanine Loan Documents are calculated as if Seller had provided letter(s) of credit in the aggregate amount of $35,000,000.

                (B)     Notwithstanding anything to the contrary contained in
Section 5(B)(i)(n) of the Purchase Agreement, the term "Mezzanine Loan Documents" shall have the meaning ascribed thereto in the Pledge and Security Agreement executed as of the date hereof by and among Coolidge-Fifty Three LLC, Kings Mountain IV, L.P. and Seller.

4.      CLOSING STATEMENT

                Each of Purchaser's designees pursuant to Section 13(B) of the Purchase Agreement that joins the Purchase Agreement, appoints and authorizes Coolidge-Koenmen LLC to execute on their behalf the closing statement of prorations and adjustments prepared in connection with the Closing and any closing escrow agreement.

5.      MOHAWK GARDEN APARTMENTS

                In connection with Seller's closure of the USTs at the Mohawk Property under Section 3(I) of the Purchase Agreement, Seller shall, at Seller's cost and expense, promptly remove (in accordance with all applicable laws) the monitoring wells with respect to the USTs at the Mohawk Property; provided, however, (x) Purchaser shall grant, or cause to be granted to, Seller and its agents, representatives, contractors and their subcontractors access rights to the Mohawk Property equivalent to the access rights that Seller has granted to Purchaser in Section 13(A)(i), (ii) and (iii) of the Purchase Agreement and (y) Purchaser shall, at Seller's sole cost and expense, cooperate, or cause its successors and assigns to cooperate, with such parties in achieving the removal of the monitoring wells. The provisions of this Section 5 shall survive Closing.

6.      MISCELLANEOUS

                (A) Defined Terms: All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. The term "this Agreement" in the Purchase Agreement shall be deemed to be the Purchase Agreement and all amendments thereto.

                (B) Administration and Interpretation: The administration provisions, including, without limitation, the notice, governing law, and counterparts provisions of the Purchase Agreement are incorporated herein. Coolidge-Koenmen LLC shall have the right and Seller can rely upon any notice given by Coolidge-Koenmen LLC on behalf of any Purchaser. Any notice given to Coolidge-Koenmen LLC shall be deemed given to all Purchasers.

                (C) Exhibits: The Recitals to this Agreement and the Exhibits attached hereto are hereby incorporated by reference into the body of this Amendment and made a part hereof.

                (D) Amendment: Except as specifically herein set forth, all of the terms, covenants and conditions of the Purchase Agreement shall remain unmodified, in full force and effect and shall be binding upon the parties hereto and their respective successors and assigns.

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                IN WITNESS WHEREOF, the parties hereto have executed this
Amendment as of the day and year first above written.

                                        SELLER:

                                        NEW PLAN EXCEL REALTY TRUST, INC.



                                        By:  /s/ STEVEN F. SIEGEL
                                           -----------------------------------
                                           Name: Steven F. Siegel
                                           Title: Senior Vice President
                                           Date:

                                        PURCHASER:

                                        COOLIDGE-KOENMEN LLC



                                        By:  /s/ FRED STAHL
                                           -----------------------------------
                                           Name: Fred Stahl
                                           Title: Manager
                                           Date:



                                        By:  /s/  CRAIG KOENIGSBERG
                                           -----------------------------------
                                           Name: Craig Koenigsberg
                                           Title: Manager
                                           Date:



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